Press Release Source: MineCore International, Inc.

MineCore Discusses Sapphire Gemstone Business Plan and Market

On Wednesday May 20, 2009, 8:00 am EDT

SAN JOSE, CA--(MARKET WIRE)--May 20, 2009 -- MineCore International, Inc. ("MineCore") (Other OTC:MCIO.PK - News) discusses its sapphire gemstone business plan and the gemstone market.

The Company's mission is to successfully identify, acquire, and develop mineral properties with a program to commence sapphire mining operations and develop solid growth with profitable vertically integrated operations providing products ranging from precious raw gemstones, such as sapphires, to cut and polished gemstones. Gemstones are amongst humans' most treasured objects. They have been held in high esteem throughout history by all societies in all parts of the world. Sapphires can be traced back in history for over 2,000 years.

Sapphire and ruby are both variations of the same mineral, Corundum. Corundum is aluminum oxide (Al2O3) and is colorless if pure. However, minute amounts of other elements, as impurities, allow corundum to take on a rainbow of colors. The blue color most commonly associated with sapphire owes its pigmentation to a few parts per million of both iron and titanium. Blue sapphire is the favorite color of about 50% of the population, men and women alike. Women in many countries select sapphire for their engagement rings. Sapphire symbolizes loyalty and faithfulness, while at the same time expressing love and yearning.

Sapphire is second only to diamond in hardness, with a hardness of 9 on the Moh's scale. Sapphire value depends on size, color and transparency like diamonds.

In 2007 the global community reported gem imports, including pearls, of $94.5 billion to the United Nations International Merchandise Trade Statistics. The global market for cut diamonds was $30 billion and cut and finished colored gems were $30 billion. Half of the global cut and finished colored gem market or $15 billion is cut and polished sapphire, and the world supply of uncut sapphire was $7.5 billion. MineCore's intention of eventually entering the wholesale market will give it access to a $15 billion a year wholesale market for cut stones and a $7.5 billion market for rough stones.

MineCore aims to create a fully vertically integrated Company and have independent revenue generating subsidiaries operating along the mining value chain. Subsidiaries would include exploration, construction, infrastructure, and marketing support for the core business of sapphire extraction. Combined synergy of the subsidiaries provides cost savings, production efficiencies and additional revenues and would enable MineCore to keep profits in-house. MineCore has developed a process of economically mining sapphires at the lowest possible cost in the industry. The first open pit strip mine, scheduled for 2010, subject to completion of financing of $50 Million, and would have a screening plant capacity of 400 tonnes per hour. Modern excavation equipment would move over 40,000 cubic meters per day of overburden to expose the sapphire bearing horizons. Based on the economies of scale and per the bulk sampling testing performed, MineCore is estimating that the average cost of mining including overhead and Madagascar export taxes, could average $15 per gram of sapphire. MineCore, in performing its feasibility study assumed an average of $30 per gram of sapphire as revenue, based on using commercial grade (grade 1-4) blue sapphire less than 1 carat wholesale price. MineCore estimates the first full year of production to be 9.8 million grams of sapphire with production increasing to 74 million grams by year 9.

Based on testing, about 60% of our samples are pink sapphires, 30% are blue sapphires and about 7% of our test results are sapphire stones above 1 gram or 5 carats per stone. The industry uses a standard of a yield of 1 carat of cut and polished gemstone per 1 gram of rough gemstone.

Stuart M. Robertson, GG recently published an article which discusses the prices per carat of extra fine (Grade 8-10) pink sapphire and its price volatility over the last fourteen years while blue sapphire prices have risen, see story for more details by clicking: http://www.gemguide.com/news/AGTAMAY2009PinkSapp.htm

The Company intends to develop its operations to include gemstone cutting and retailing once the first sapphire mine is funded and put into operation. MineCore believes that its planned sapphire project for Madagascar is a highly desirable and economically compelling project in a growing under-serviced market.

About MineCore

MineCore is an exploration company, as defined under SEC Industry Guide 7. The Company's mission is to successfully identify, acquire and develop mineral properties with a program to commence mining operations and develop solid growth with profitable operations. MineCore is planning to bring its sapphire properties in Madagascar into production in 2010 upon successful financing to sustain operations and administration costs.

This Press Release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that reserves, production, pricing levels or other factors pertaining to the mining and manufacturing operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in our recent filings. Under no circumstances does this Press Release constitute an offer to sell or a solicitation of an offer to buy the securities of the company described in this Press Release in which such offer, solicitation or sale of securities would be unlawful prior to registration, qualification or filing under the securities laws of any jurisdiction.

Contact:

     MineCore Investor Relations Department

     telephone: 1-408-907-4229

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     http://www.minecore.com/